UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 11, 2013
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2125 O'Nel Drive
San Jose, CA    95131
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 11, 2013, 8x8, Inc. ("8x8") entered into a share purchase agreement with the shareholders and optionholders of Voicenet Solutions Limited ("Voicenet"), a provider of cloud communications and collaboration services in the United Kingdom (the "Transaction"). A copy of the agreement is filed as Exhibit 2.2. The description of the Transaction provided in this report is a summary only, and the agreement should be read for the complete terms of the Transaction. The agreement provides for 8x8 to purchase all of the shares of Voicenet for approximately $18.4 million in cash, of which approximately $15.4 million would be paid at closing and the remaining $3.0 million would be placed in escrow and eligible for release to the Voicenet shareholders and optionholders in installments on the first and second anniversaries of the closing date. The shares of Voicenet would be acquired and held by a wholly-owned subsidiary of 8x8 recently formed in the United Kingdom, such that Voicenet would become an indirect, wholly-owned subsidiary of 8x8 upon the closing of the Transaction. The Transaction is expected to close by the end of the current fiscal quarter and is subject to customary closing conditions. A copy of the press release issued by 8x8 concerning the Transaction is filed as Exhibit 99.1 and is incorporated by reference in partial response to this item.

Item 9.01.    Financial Statements and Exhibits

(d)

2.2   Share Purchase Agreement, dated November 11, 2013, by and among 8x8 UK Investments Limited and 8x8, Inc. and the material sellers and the material optionholders and Voicenet Solutions Limited.

99.1   8x8, Inc. press release dated November 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013

8X8, INC.

By: /s/ Daniel Weirich

Daniel Weirich
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit	Description
2.2 *	Share Purchase Agreement, dated November 11, 2013, by and among 8x8 UK Investments Limited and 8x8, Inc. and the material sellers and the material optionholders and Voicenet Solutions Limited.
99.1 *	Press release dated November 11, 2013

*    Also provided in PDF format as a courtesy.